Exhibit 23.4

[LETTERHEAD OF KEYASSETS INC.]

December 17, 2003

CONSENT OF KEYASSETS INC.

We hereby consent to the use of our name and the reference to our appraisal of ZiLOG’s five-inch wafer fabrication facility known as “MOD II” and eight-inch wafer fabrication facility known as “MOD III” in the Registration Statement on Form S-1 of ZiLOG, Inc., and any amendments or supplements thereto, including any post-effective amendments (the “Registration Statement”), and all references to us as having prepared such appraisal. We further consent to the reference to us under the heading “EXPERTS” in the Registration Statement.

KeyAssets Inc.

By:	/s/ Mitch Lashman
Name:	Mitch Lashman
Title:	Chief Executive Officer